Exhibit 99.1
CRITICAL THERAPEUTICS, INC.
125 Spring Street
Lexington, MA 02421
June 23, 2006
Mr. Robert H. Zeiger
6179 Northwest 24th Terrace
Boca Raton, FL 33496
Dear Bob:
     On behalf of Critical Therapeutics, Inc. (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.
     Employment. You will be employed to serve, effective June 26, 2006, in the position of Executive Chairman, reporting to the Board of Directors. You agree to devote two (2) days per week to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities, either at the Company’s offices or at other locations on behalf of the Company.
     Responsibilities. Your responsibilities as Executive Chairman will include the following:
•	Chairman of the Board of Directors.

•	Chairman of the Special Transition Committee of the Board of Directors (comprised of you and the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees); the President shall report to this Committee.

•	Executive leadership within the Company, with special attention to the Sales and Marketing strategy and organization.
     Compensation. Your base monthly rate of compensation will be $15,000, less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Board of Directors. During such time as you are serving as the Executive Chairman pursuant to the terms of this Letter, you agree that you will receive no compensation as an outside director, including without limitation, fees for your service as Lead Independent Director of the Board of Directors.
     Stock Option Program. You will be eligible to participate in the Company’s stock option program as an employee. Subject to approval by the Compensation Committee of the Board of Directors, the Company will grant to you an option to purchase 140,000 shares of the Company’s Common Stock (subject to adjustment for stock splits, combinations, or other recapitalizations) which will vest (i.e., become exercisable) in twelve (12) equal monthly installments beginning on the first month anniversary of the grant date, subject to your continued employment by the Company. Notwithstanding the foregoing, unvested shares shall immediately accelerate and become fully exercisable in the same manner and to the same extent as provided in the employment agreements that the Company has entered into with its executive officers. The option exercise price will be equal to the fair market value of a share of Common Stock on the date of grant of the option as determined by the Compensation Committee of the Board of Directors. The option will be issued pursuant to the 2004 Stock Incentive Plan and will be subject to all of the terms and conditions set forth in the 2004 Stock Incentive Plan and the stock option agreement covering the option.
     Travel and Living Expenses. The Company will reimburse you for travel and living expenses with regard to the commute from your Florida home to the Company’s offices (Coach class airfare) as well as any other travel or related expenses that are incurred on behalf of the Company.
     At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Compensation Committee of the Board of Directors of the Company, which expressly states the intention to modify the at-will nature of your employment.
     Invention, Non-Disclosure and Non-Compete Agreement. As a condition of your employment, you will be required to execute the Company’s Invention, Non-Disclosure and Non-Compete Agreement, a copy of which is enclosed with this letter.
     Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
     Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
     Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.
     If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below, along with the attached form, and return them to me in the attached envelope.

On behalf of Critical Therapeutics, Inc.,

/s/ CHRISTOPHER MIRABELLI
Christopher Mirabelli
Chairman, Nominating and Corporate Governance
Committee of the Board of Directors
The foregoing correctly sets forth the terms of my at-will employment by Critical Therapeutics, Inc.

/s/ ROBERT H. ZEIGER
Robert H. Zeiger	Date: June 24, 2006